Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our report dated March 12, 2015, with respect to the consolidated financial statements included in the Annual Report of CyberOptics Corporation on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of CyberOptics Corporation on Forms S-8 (File No. 333-198100 effective August 13, 2014, File No. 333-183296 effective August 14, 2012, File No. 333-176196 effective August 10, 2011, File No. 333-153015 effective August 14, 2008, File No. 333-136500 effective August 10, 2006, File No. 333-115973 effective May 28, 2004, File No. 333-103310 effective February 19, 2003, File No. 333-51200 effective December 4, 2000, and File No. 333-85321 effective August 16, 1999.
/s/GRANT THORNTON LLP
Minneapolis, Minnesota
March 12, 2015